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                                                                   EXHIBIT 8.1


                                January 17, 1997

(213) 229-7000                                                   C 72764-00007

Pacific Gulf Properties Inc.
363 San Miguel Drive
Newport Beach, California 92660

        Re:     Pacific Gulf Properties Inc.

Gentlemen:

        We have acted as special counsel to Pacific Gulf Properties Inc., a Maryland corporation (the "Company"), in connection with the Registration Statements filed on Form S-3 with the Securities and Exchange Commission (File Nos. 333-02798 and 333-18847) (collectively, the "Registration Statement"), the Basic Prospectus forming a part thereof dated January 14, 1997 (the "Basic Prospectus") and the Prospectus Supplement thereto dated January 15, 1997 and filed pursuant to Rule 424(b) under the Securities Act of 1933 regarding the proposed offering of Two Million (2,000,000) shares of common stock of the Company (the "Prospectus Supplement" and, together with the Basic Prospectus, the "Prospectus").

        You have requested our opinion concerning certain of the federal income tax considerations described in the Prospectus Supplement. This opinion is based on various assumptions, and is conditioned upon the accuracy of certain oral and written representations made by the Company as to factual matters relating to the Company's organization, operations,
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Pacific Gulf Properties Inc.
Prudential Securities Incorporated
January 20, 1997
Page 2


income, assets, distributions and stock ownership. In addition, this opinion is based upon the factual representations of the Company concerning its business and properties as set forth in the Registration Statement and the Prospectus. We have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, of corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion.

        We are opining herein only as to the effect on the subject transaction of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

        In light of the foregoing, it is our opinion that:

        (1) Commencing with the Company's taxable year ending December 31, 1994, the Company was organized in conformity with the requirements for qualification as a real estate investment trust and, based on the facts, assumptions and representations of the Company referred to above, its method of operation has enabled, and its proposed method of operation will enable, it to meet the requirements under the Internal Revenue Code of 1986, as amended (the "Code"), for qualification and taxation as a real estate investment trust.

        (2) Based on the facts, assumptions and representations of the Company referred to above, the information in the Prospectus Supplement under the caption "Federal Income Tax Considerations," to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, has been reviewed by us and is accurate in all material respects.

        This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all as of the date hereof. We caution that such authorities are subject to change and that any such change may be applied retroactively. Also, any variation or difference in the facts from those set forth in the Company's representations may affect the conclusions stated herein. Moreover, the Company's qualification and taxation as a real estate investment trust depends upon the Company's having met and continuing to meet -- through annual operating results, distribution levels and diversity of stock ownership -- the various qualification tests imposed under the Code, the results of which will not be reviewed by Gibson, Dunn & Crutcher LLP. Accordingly, no assurance can be given that the actual results of the Company's operations for any one taxable year have satisfied or will satisfy such requirements.
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Pacific Gulf Properties Inc.
Prudential Securities Incorporated
January 20, 1997
Page 3

        We hereby consent to the filing of this opinion as an exhibit to the Company's current report on Form 8-K dated January 21, 1997 and to the reference to this firm under the headings "Federal Income Tax Considerations" and "Legal Matters" in the Prospectus Supplement.

                                Very truly yours,

                                /s/ Gibson, Dunn & Crutcher LLP


                                GIBSON, DUNN & CRUTCHER LLP